Exhibit 99.5

Arena Pharmaceuticals, Inc.

Robert E. Hoffman, Vice President, Finance and Chief Financial Officer

858.453.7200

Investor Contact: Russo Partners, LLC	Media Contact: Russo Partners, LLC
Cindy McGee, Vice President	David Schull, President
cindy.mcgee@russopartnersllc.com	david.schull@russopartnersllc.com
619.213.6995	858.717.2310

www.arenapharm.com

Arena Pharmaceuticals Announces $33 Million Financing

SAN DIEGO, January 11, 2012 — Arena Pharmaceuticals, Inc. (NASDAQ: ARNA) announced today that it has agreed to sell 9,953,250 shares of its common stock, at a price of $1.65775 per share, and approximately 9,953 shares of its Series D Convertible Preferred Stock, at a price of $1,657.75 per share, in a registered direct public offering to entities affiliated with Deerfield Management, a healthcare investment organization. The preferred stock is convertible into an aggregate of 9,953,250 shares of Arena common stock. Arena expects to receive gross proceeds of approximately $33 million. The closing of the offering is expected to take place on or about January 13, 2012.

Arena will use $5 million of the proceeds from this offering to prepay a portion of the loan principal that otherwise would have been required to be repaid in June 2013 under the existing Facility Agreement between Arena and Deerfield.

A registration statement relating to the common stock and preferred stock has been filed with and declared effective by the Securities and Exchange Commission. A prospectus supplement relating to the offering will be filed with the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

Concurrent with the offering described above, and in exchange for the cancellation of warrants to purchase an aggregate of approximately 13.6 million shares of Arena common stock, Arena will issue to Deerfield warrants to purchase approximately 8.6 million shares of Arena common stock. The warrants to be cancelled are warrants to purchase an aggregate of 11.8 million shares of Arena common stock with an exercise price of $5.42 per share and warrants to purchase an aggregate of approximately 1.8 million shares of Arena common stock with an exercise price of $3.45 per share. The 8.6 million new warrants will have an exercise price of $1.745 per share and will be exercisable until June 17, 2015.

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